Woodward Governor Company
1000 East Drake Road
P.O. Box 1519
Fort Collins, CO 80522-1519 USA
Tel: 970-482-5811
Fax: 970-498-3058

Date:	January 19, 2006 (revised on January 20, 2006)

To:	John Halbrook Chairman of the Board

From:	Tom Gendron President and Chief Executive Officer

cc:	Steve Meyer, Rick Holm

Subject:	Confirmation of Retirement

Dear John,

As your retirement date approaches, I thought it would be helpful to send you a letter that summarizes all the key provisions of your retirement from Woodward. Here are the details:

Retirement Date:

•	Your retirement date will be January 25, 2006, the date of Woodward’s Annual Meeting.

Board of Directors Status:

•	You will continue as a non-executive Chairman of the Board for two years after your retirement, and will run Board meetings and perform other special projects, which you and I agree on. In addition to typical outside director compensation, you will receive a monthly retainer of $5,000 for your COB duties.

Special Bonus:

•	The Compensation Committee has recommended, and the Board has approved, a special bonus for you based, in part, on the very smooth management transition that you have orchestrated. The amount of the bonus will be $150,000, less required withholdings, and will be paid in a cash lump sum on January 25, 2006.

Benefits:

•	You will be eligible for retiree health care coverage. Shortly after your retirement is processed, you will receive information from Principal advising you how to enroll and how much it will cost. For this year, it is $585 per person per month. This is adjusted annually based on plan experience. Once you reach Medicare eligibility, the cost is reduced. For this year, were you eligible, it would cost $199 per person per month. Again, this is adjusted annually based on plan experience.

•	A summary of benefits for members retiring from Woodward is attached. Please continue to work with Kathy Meseck on your retirement plan questions. Rick Holm is also available to help you on any benefit issues you may have.

Long Term Incentives:

•	LTIP: You will be eligible for a pro rata award for the performance periods currently in effect, based on the number of months of participation, rounded to the nearest month, during those performance periods, divided by the number of months in the performance periods. The prorating may be further based on the progress toward the performance goals attained at the time of your retirement date, as determined by the Committee. Prorated awards paid for this reason will be paid as soon as practicable following the end of the performance periods for which the awards were made.

•	Stock Options: (language modified) In accordance with the Non-Qualified Stock Option Agreement, since you will continue as a member of the Board of Directors, retirement for Stock Option Plan purposes shall mean retirement from the Board of Directors. Once you retire from the Board, you must exercise the options upon the earlier of (a) the expiration of the options or (b) within 36 months from the date of BOD retirement. Please refer to your Stock Option Agreement for further details. In addition, Phoebe Larson continues to be available to you for assistance.

Management Incentive Plan (MIP):

•	Regarding the Management Incentive Plan, you will be eligible for a payout based upon actual goal performance determined as of the last day of the fiscal year. The payout will be prorated based on the month of retirement and payable within the normal timetable.

Company Leased Vehicle:

•	In accordance with the Executive Automobile Policy, this benefit will end on your January 25, 2006 retirement date. Your current bi-weekly deduction of $250 will also end on this date. Since the normal lease anniversary date is April 1, 2006, the resulting lease payoff is higher (should you want to the purchase the car):

• •	1/25/06 = $19,046.17 4/1/06 = $16,662.00

This difference ($2,384.17), assuming you wish to purchase the car, will be refunded to you. Please continue to work with Todd Melville on the disposition of your vehicle.

Financial Planning Services (added):

•	You are authorized to use the services of Loescher and Associates for your tax, estate, and financial planning requirements. This is a one-time benefit that will be paid in 2006. The estimated cost is between $10,000 and $15,000.

John, I hope this helps clarify the main terms of your retirement. If you have any questions, please contact me.

Regards,

Tom Gendron
President & Chief Executive Officer

TG:e